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                                             Exhibit C1

NEES Energy, Inc.
Statement of Cash Flows
For the Quarter Ended September 30, 1996
(Unaudited, Subject to Adjustment)


Operating Activities:
  Net Income/(Loss)                                    ($481,623)
  Adjustments to reconcile net income/(loss) to net cash provided by operating activities:

     Increase in tax benefit receivable                 (259,335)
     Increase in accounts receivable                      (2,472)
     Increase in accounts payable                        407,507
                                                        --------
Net cash provided by operating activities               (335,923)


Financing Activities:
  Issue of common stock                                     1,000
  Subordinated notes payable to parent-issues             380,000
                                                          -------

Net cash provided by financing activities                 381,000


Net increase in cash and cash equivalents                  45,077

Cash and cash equivalents at beginning of period                0
                                                          -------

Cash and cash equivalents at end of period                $45,077
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